Exhibit 99.1

Questar Corporation Announces Executive Promotions

SALT LAKE CITY ― Questar Corporation announced today that Charles B. Stanley has been promoted to chief operating officer effective March 1, 2008. Stanley is currently president and CEO of Questar’s largest subsidiary, Questar Market Resources, and also a Questar executive vice president and director. Stanley reports to Keith Rattie, Questar chairman, president and CEO.

“Under Chuck’s leadership, Market Resources’ net income has grown from $97.9 million in 2002 to $420.8 million in 2007 – representing 83% of corporate net income last year,” Rattie said. “All four Market Resources business units – Questar E&P, Wexpro, Questar Gas Management and Questar Energy Trading – have executed superbly. Equally important, he’s helped build a strong organization. A culture of performance, innovation, and continuous improvement pervades Market Resources, and that’s the hallmark of Chuck Stanley’s leadership style,” Rattie said.

Questar subsidiaries Questar Pipeline and Questar Gas and all Questar corporate staff functions will continue to report to Rattie.

Questar also announced that Alan K. Allred, president and CEO of the company’s utility subsidiary, Questar Gas, will retire later this year. Effective March 1, Ronald W. Jibson has been promoted to executive vice president of Questar Gas and senior vice president of Questar Corporation. In addition to his current responsibilities as vice president – operations, Jibson will assume responsibility for the utility’s finance, accounting, regulatory, gas supply, and other staff functions.

“Alan Allred has helped transform Questar Gas into one of the top performing gas utilities in the country,” Rattie noted. “We expect this will continue to be the case as we transition to the Ron Jibson era at Questar Gas.”

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Questar Corp. (NYSE:STR) is a natural gas-focused energy company with an enterprise value over $10 billion. Questar finds, develops, produces, gathers, processes, transports, stores and distributes natural gas.

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